UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa		50201
(Address of principal executive offices)		(Zip Code)

515-232-1010
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c)    Lincolnway Energy, LLC and Eric Hakmiller entered into an Employment Agreement on April 9, 2013, pursuant to which Lincolnway Energy retained Eric as the President and Chief Executive Officer of Lincolnway Energy.

Eric Hakmiller has spent 25 years in the grain processing industry, including working in wet milling, soy processing, animal feed and biofuels.  For the last six years he worked as the Vice President and General Manager of Bunge Biofuels Division.  In this capacity he over saw all biofuels  activities in Bunge's North American operation.  He also sat on the Board of Directors of two ethanol concerns, Southwest Iowa Renewable Energy and Bunge Ergon Vicksburg and one biodiesel operation, Renewable Energy Group.  He has worked in Bunge affiliated operations since Bunge acquired Cereol in 2002, first in Solae (a Bunge/DuPont joint venture) and later as Managing Director of Bunge Germany and Austria.  He is 50 years old.

A summary of the Employment Agreement is included at subparagraph (e) below.

A copy of a letter to the members of Lincolnway Energy announcing the hiring of Eric is attached as an exhibit to this Form 8-K.

(e)    The Employment Agreement between Lincolnway Energy and Eric Hakmiller provides for an annual salary of $232,000.

The Employment Agreement also provides for a bonus to be paid to Eric for the fiscal years ending September 30, 2013 and September 30, 2014, dependent upon the performance of Lincolnway Energy.

Eric will also participate in the other fringe benefits available to employees of Lincolnway Energy.

The term of the Employment Agreement is from the date of the Employment Agreement until the Employment Agreement is terminated in accordance with any of the terms of the Employment Agreement. The Employment Agreement will terminate upon the death or disability of Eric. The Employment Agreement may be terminated by Lincolnway Energy for cause, as that term is defined in the Employment Agreement, or by Eric in the event of any uncured breach by Lincolnway Energy. Both Lincolnway Energy and Eric may also elect to terminate the Employment Agreement at any time, effective 30 days after giving written notice to the other.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

Exhibit Number            Description of Exhibit

99                 Letter to Members

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: April 15, 2013	By:	/s/ Kim Supercynski
Kim Supercynski, Chief Financial Officer